Exhibit 99.1

FOR IMMEDIATE RELEASE

February 19, 2010

Interline Brands, Inc. Announces Fourth Quarter and Fiscal 2009 Sales and Earnings Results

Jacksonville, Fla. — February 19, 2010 - Interline Brands, Inc. (NYSE: IBI) (“Interline” or the “Company”), a leading distributor and direct marketer of maintenance, repair and operations products, reported sales and earnings for the fourth quarter and fiscal year ended December 25, 2009.

Sales for the fourth quarter of 2009 decreased 8.3% compared to the fourth quarter of 2008.  Earnings per diluted share were $0.19 for the fourth quarter of 2009, a decrease of 14% compared to earnings per diluted share of $0.22 for the same period last year.  Earnings per diluted share for the fourth quarter of 2009 included a $0.01 per diluted share charge associated with our ongoing efforts to improve our distribution network.  Earnings per diluted share for the fourth quarter of 2008 included a $0.05 per diluted share gain on the early extinguishment of debt and a $0.01 per diluted share charge associated with the closing of certain professional contractor showrooms.

Sales for 2009 decreased 11.4% compared to 2008.  Earnings per diluted share were $0.79 for 2009, a decrease of 37% compared to earnings per diluted share of $1.25 for 2008.

Michael Grebe, Interline’s Chairman and Chief Executive Officer, commented, “In 2009, we carefully evaluated our cost structure, our supply chain, and our go-to-market strategies.  We took decisive action throughout the year to strengthen the operations of our business to better serve our customers and offer greater earnings leverage to our shareholders over time.”  Mr. Grebe continued, “We executed these initiatives while delivering record free cash flow and strengthening our balance sheet.  For the full year 2009, we generated over $133 million in free cash flow, and paid down $98 million of debt.  We are pleased to close out the year in a stronger financial position than when we entered it, and I am very optimistic about the future of our Company.”

Fourth Quarter 2009 Performance

Sales for the quarter ended December 25, 2009 were $254.6 million, an 8.3% decrease compared to sales of $277.6 million in the comparable 2008 period.  Interline’s facilities maintenance end-market, which comprised 71% of sales, declined 3.7% during the fourth quarter on an average daily sales basis.  The professional contractor end-market, which comprised 17% of sales, declined 20.2% for the quarter.  The specialty distributor end-market, which comprised 12% of sales, declined 15.0% for the quarter.

“Institutional sales were essentially flat compared to the fourth quarter of 2008, driven by the strength of our core MRO and janitorial-sanitation products.  In addition, multi-family housing sales were down approximately 3% for the quarter when excluding our Renovations Plus business, which focuses on larger discretionary multi-family housing remodeling projects,” said Mr. Grebe.

Gross profit decreased $6.0 million, or 5.9%, to $96.8 million for the fourth quarter of 2009, compared to $102.8 million for the fourth quarter of 2008.  As a percentage of net sales, gross profit increased 100 basis points to 38.0% compared to 37.0% for the fourth quarter of 2008.

Selling, general and administrative (“SG&A”) expenses for the fourth quarter of 2009 decreased $5.2 million, or 6.4%, to $77.1 million from $82.4 million for the fourth quarter of 2008.  As a percentage of net sales, SG&A expenses were 30.3% compared to 29.7% for the fourth quarter of 2008.

As a result, fourth quarter 2009 operating income of $14.7 million, or 5.8% of sales, decreased 7.8% compared to $15.9 million, or 5.7% of sales, in the fourth quarter of 2008.

Diluted earnings per share for the fourth quarter of 2009 were $0.19, a decrease of 14% compared to diluted earnings per share of $0.22 for the fourth quarter of 2008.

Fiscal Year 2009 Performance

“During 2009 we made significant progress towards streamlining our distribution platform and improving our working capital efficiency.  In 2010, we will continue to pursue our strategy of larger and more productive distribution centers that will enable us to further improve the customer experience and enhance our ability to scale our business as conditions improve,” commented Kenneth D. Sweder, Interline’s Chief Operating Officer.

Sales for the year ended December 25, 2009 were $1.06 billion, an 11.4% decrease compared to sales of $1.20 billion for the year ended December 26, 2008.  Average organic daily sales decreased 12.5% for the year.

Gross profit decreased $55.7 million, or 12.4%, to $394.0 million for the year ended December 25, 2009, compared to $449.6 million in 2008.  As a percentage of net sales, gross profit decreased to 37.2% from 37.6% for the year ended December 26, 2008.

SG&A expenses for the year ended December 25, 2009 were reduced by $27.7 million, or 8.0%, to $316.1 million compared to $343.8 million for the year ended December 26, 2008.  As a percentage of net sales, SG&A expenses were 29.8% compared to 28.8% in 2008.  SG&A expenses for 2009 include $4.6 million related to the previously announced reduction in force, consolidation of certain distribution centers, and closing of certain underperforming professional contractor showrooms; a $3.0 million charge for bad debt resulting from a customer seeking Chapter 11 bankruptcy protection; and a $0.7 million charge associated with the adoption of a new accounting standard on business combinations.  SG&A expenses for 2008 include $3.0 million of costs related to employee separation benefits and the closing of certain professional contractor showrooms.

Operating income was $59.2 million, or 5.6% of sales, for the year ended December 25, 2009 compared to $89.0 million, or 7.4% of sales, for the year ended December 26, 2008, a 33.4% decrease.

Earnings per diluted share were $0.79 for the year ended December 25, 2009, a decrease of 37% compared to earnings per diluted share of $1.25 for the year ended December 26, 2008.

Cash flow from operating activities for the year ended December 25, 2009 was $144.3 million compared to $56.2 million for the year ended December 26, 2008. During the year ended December 25, 2009, the Company repaid $98.0 million of debt.

Business Outlook

Mr. Grebe stated, “We believe the worst may now be behind us, but visibility remains low and we anticipate continued variability within our end-markets.  Looking ahead to the first quarter of 2010, we expect the demand environment to remain similar to what we experienced over the past few months.”

“While cash flow generation remains a key focus for us, we do not expect to duplicate the record free cash flow we generated in 2009 as we enter the year leaner and more efficient from a working capital perspective.  However, we will continue to carefully manage our working capital, which in combination with our more streamlined distribution network, will yield productivity gains over time.  I am proud of the dedication and leadership that my teammates displayed in 2009, and I am encouraged by our execution of key efficiency actions, all aimed at strengthening our position in 2010 and beyond.”

Conference Call

Interline will host a conference call on February 19, 2010 at 9:00 a.m. Eastern Standard Time.  Interested parties may listen to the call toll free by dialing 1-800-427-0638 or 1-706-634-1170.  A digital recording will be available for replay two hours after the completion of the conference call by calling 1-800-642-1687 or 1-706-645-9291 and referencing Conference I.D. Number 55217734.  This recording will expire on March 5, 2010.

About Interline

Interline Brands, Inc. is a leading international distributor and direct marketer with headquarters in Jacksonville, Florida.  Interline provides maintenance, repair and operations (“MRO”) products to a diversified customer base made up of facilities maintenance professionals, professional contractors, and specialty distributors primarily throughout North America, Central America and the Caribbean.

Non-GAAP Financial Information

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).  Interline’s management uses non-US GAAP measures in its analysis of the Company’s performance.  Investors are encouraged to review the reconciliation of non-US GAAP financial measures to the comparable US GAAP results available in the accompanying tables.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements.  The Company has tried, whenever possible, to identify these forward-looking statements by using words such as “projects,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” and similar expressions.  Similarly, statements herein that describe the Company’s business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements.  The risks and uncertainties involving forward-looking statements include, for example, economic slowdowns, general market conditions, credit market contractions, consumer spending and debt levels, adverse changes in trends in the home improvement and remodeling and home building markets, the failure to realize expected benefits from acquisitions, material facilities systems disruptions and shutdowns, the failure to locate, acquire and integrate acquisition candidates, commodity price risk, foreign currency exchange risk, interest rate risk, the dependence on key employees and other risks described in the Company’s Quarterly Report on Form 10-Q for the period ended September 25, 2009 and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 26, 2008.  These statements reflect the Company’s current beliefs and are based upon information currently available to it.  Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time.  The Company does not currently intend, however, to update the information provided today prior to its next earnings release.

CONTACT: John Ebner

PHONE: 904-421-1441

INTERLINE BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 25, 2009 AND DECEMBER 26, 2008

(in thousands, except share and per share data)

	December 25,	December 26,
	2009	2008
ASSETS
Current Assets:
Cash and cash equivalents	$99,223	$62,724
Investments	1,479	—
Accounts receivable - trade (net of allowance for doubtful accounts of $12,975 and $12,140)	120,004	139,522
Inventory	173,422	211,200
Prepaid expenses and other current assets	18,552	22,884
Prepaid income taxes	—	1,452
Deferred income taxes	16,459	19,010
Total current assets	429,139	456,792

Property and equipment, net	46,804	46,033
Goodwill	319,006	317,117
Other intangible assets, net	124,835	132,787
Other assets	9,054	10,119
Total assets	$928,838	$962,848

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$85,982	$68,255
Accrued expenses and other current liabilities	41,715	31,394
Accrued interest	1,050	1,072
Income taxes payable	1,285	—
Current portion of long-term debt	1,590	1,625
Capital lease - current	222	239
Total current liabilities	131,844	102,585

Long-Term Liabilities:
Deferred income taxes	40,369	37,210
Long-term debt, net of current portion	304,088	401,765
Capital lease - long term	4	226
Other liabilities	798	989
Total liabilities	477,103	542,775
Commitments and contingencies
Senior preferred stock; $0.01 par value, 20,000,000 authorized; none outstanding as of December 25, 2009 and December 26, 2008	—	—

Shareholders’ Equity:
Common stock; $0.01 par value, 100,000,000 authorized; 32,640,957 issued and 32,524,251 outstanding as of December 25, 2009 and 32,561,360 issued and 32,449,946 outstanding as of December 26, 2008	326	326
Additional paid-in capital	576,747	571,868
Accumulated deficit	(124,745)	(150,833)
Accumulated other comprehensive income	1,483	695
Treasury stock, at cost, 116,706 shares as of December 25, 2009 and 111,414 as of December 26, 2008	(2,076)	(1,983)
Total shareholders’ equity	451,735	420,073
Total liabilities and shareholders’ equity	$928,838	$962,848

INTERLINE BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

THREE AND TWELVE MONTHS ENDED DECEMBER 25, 2009 AND DECEMBER 26, 2008

(in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 25,	December 26,	December 25,	December 26,
	2009	2008	2009	2008

Net sales	$254,617	$277,584	$1,059,278	$1,195,663
Cost of sales	157,799	174,744	665,327	746,037
Gross profit	96,818	102,840	393,951	449,626

Operating Expenses:
Selling, general and administrative expenses	77,128	82,367	316,137	343,793
Depreciation and amortization	5,019	4,566	18,580	16,866
Total operating expense	82,147	86,933	334,717	360,659
Operating income	14,671	15,907	59,234	88,967

(Loss) Gain on extinguishment of debt, net	(38)	2,775	1,257	2,775
Interest expense	(4,371)	(6,682)	(19,044)	(28,482)
Interest and other income	430	85	1,714	2,198
Income before income taxes	10,692	12,085	43,161	65,458
Provision for income taxes	4,379	4,837	17,073	24,625
Net income	$6,313	$7,248	$26,088	$40,833

Earnings Per Share:
Basic	$0.19	$0.22	$0.80	$1.26
Diluted	$0.19	$0.22	$0.79	$1.25

Weighted-Average Shares Outstanding:
Basic	32,531,831	32,423,454	32,503,306	32,396,764
Diluted	33,154,625	32,439,039	32,908,510	32,573,552

INTERLINE BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

TWELVE MONTHS ENDED DECEMBER 25, 2009 AND DECEMBER 26, 2008

(in thousands)

	Twelve Months Ended
	December 25,	December 26,
	2009	2008
Cash Flows from Operating Activities:
Net income	$26,088	$40,833
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,174	17,414
Gain on extinguishment of debt, net	(1,257)	(2,890)
Amortization of debt issuance costs	1,084	1,143
Amortization of discount on 8 1/8% senior subordinated notes	145	148
Write-off of deferred acquisition costs	672	115
Share-based compensation	3,794	3,782
Excess tax benefits from share-based compensation	(45)	(147)
Deferred income taxes	5,684	(680)
Provision for doubtful accounts	10,522	6,711
Loss on disposal of property and equipment	217	191

Changes in assets and liabilities which provided (used) cash:
Accounts receivable - trade	9,216	10,303
Inventory	38,098	(19,148)
Prepaid expenses and other current assets	4,343	1,461
Other assets	394	661
Accounts payable	17,671	6,871
Accrued expenses and other current liabilities	5,880	(6,800)
Accrued interest	(22)	234
Income taxes	2,804	(2,558)
Other liabilities	(180)	(1,452)
Net cash provided by operating activities	144,282	56,192
Cash Flows from Investing Activities:
Purchase of property and equipment, net	(11,157)	(20,582)
Purchase of short-term investments	(3,034)	(35,531)
Proceeds from sales and maturities of short-term investments	1,557	84,071
Purchase of businesses, net of cash acquired	(1,881)	(10,243)
Net cash (used in) provided by investing activities	(14,515)	17,715
Cash Flows from Financing Activities:
Increase (Decrease) in purchase card payable, net	1,379	(2,909)
Repayment of term debt	(61,535)	(2,486)
Repayment of 8 1/8% senior subordinated notes	(34,157)	(9,984)
Payments on capital lease obligations	(239)	(218)
Proceeds from stock options exercised	1,005	656
Excess tax benefits from share-based compensation	45	147
Treasury stock acquired to satisfy minimum statutory tax withholding requirements	(58)	(1,050)
Net cash used in financing activities	(93,560)	(15,844)
Effect of exchange rate changes on cash and cash equivalents	292	(314)
Net increase in cash and cash equivalents	36,499	57,749
Cash and cash equivalents at beginning of period	62,724	4,975
Cash and cash equivalents at end of period	$99,223	$62,724

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$17,697	$16,823
Income taxes, net of refunds	$8,958	$21,124

Schedule of Non-Cash Investing Activities:
Property acquired through lease incentives	$3,009	$—
Adjustments to liabilities assumed and goodwill on businesses acquired	$8	$1,027

INTERLINE BRANDS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-US GAAP INFORMATION

THREE AND TWELVE MONTHS ENDED DECEMBER 25, 2009 AND DECEMBER 26, 2008

(in thousands)

Free Cash Flow

	Three Months Ended		Twelve Months Ended
	December 25,	December 26,	December 25,	December 26,
	2009	2008	2009	2008

Net cash provided by operating activities	$42,099	$42,147	$144,282	$56,192
Less capital expenditures	(2,079)	(1,870)	(11,157)	(20,582)
Free cash flow	$40,020	$40,277	$133,125	$35,610

We define free cash flow as net cash provided by operating activities, as defined under US GAAP, less capital expenditures. We believe that free cash flow is an important measure of our liquidity and therefore our ability to reduce debt and make strategic investments after considering the capital expenditures necessary to operate the business. We use free cash flow in the evaluation of the Company’s business performance. A limitation of this measure, however, is that it does not reflect payments made in connection with investments and acquisitions, which reduce liquidity. To compensate for this limitation, management evaluates its investments and acquisitions through other return on capital measures.

Daily Sales Calculations

	Three Months Ended			Twelve Months Ended
	December 25,	December 26,		December 25,	December 26,
	2009	2008	% Variance	2009	2008	% Variance

Net sales	$254,617	$277,584	-8.3%	$1,059,278	$1,195,663	-11.4%
Less acquisitions:	—	—		(13,058)	—
Organic sales	$254,617	$277,584	-8.3%	$1,046,220	$1,195,663	-12.5%

Daily sales:
Ship days	61	61		252	252
Average daily sales (1)	$4,174	$4,551	-8.3%	$4,203	$4,745	-11.4%
Average organic daily sales (2)	$4,174	$4,551	-8.3%	$4,152	$4,745	-12.5%

(1) Average daily sales are defined as sales for a period of time divided by the number of shipping days in that period of time.

(2) Average organic daily sales are defined as sales for a period of time divided by the number of shipping days in that period of time excluding any sales from acquisitions made subsequent to the beginning of the prior year period.

Average organic daily sales is presented herein because we believe it to be relevant and useful information to our investors since it is used by management to evaluate the operating performance of our business, as adjusted to exclude the impact of acquisitions, and compare our organic operating performance with that of our competitors. However, average organic daily sales is not a measure of financial performance under US GAAP and it should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with US GAAP, such as net sales. Management utilizes average organic daily sales as an operating performance measure in conjunction with US GAAP measures such as net sales.

Adjusted EBITDA

	Three Months Ended		Twelve Months Ended
	December 25,	December 26,	December 25,	December 26,
	2009	2008	2009	2008
Adjusted EBITDA:
Net income (GAAP)	$6,313	$7,248	$26,088	$40,833
Interest expense	4,371	6,682	19,044	28,482
Interest income	(64)	(15)	(215)	(1,105)
Loss (Gain) on extinguishment of debt	38	(2,775)	(1,257)	(2,775)
Income tax provision	4,379	4,837	17,073	24,625
Depreciation and amortization	5,005	4,719	19,174	17,414
Adjusted EBITDA	$20,042	$20,696	$79,907	$107,474

Adjusted EBITDA differs from Consolidated EBITDA per our credit facility agreement for purposes of determining our net leverage ratio. We define Adjusted EBITDA as net income plus interest expense (income), net, (gain) loss on extinguishment of debt, provision for income taxes and depreciation and amortization. Adjusted EBITDA is presented herein because we believe it to be relevant and useful information to our investors since it is consistently used by our management to evaluate the operating performance of our business and to compare our operating performance with that of our competitors. Management also uses Adjusted EBITDA for planning purposes, including the preparation of annual operating budgets, and to determine appropriate levels of operating and capital investments. Adjusted EBITDA excludes certain items, which we believe are not indicative of our core operating results. We therefore utilize Adjusted EBITDA as a useful alternative to net income as an indicator of our operating performance compared to the Company’s plan. However, Adjusted EBITDA is not a measure of financial performance under US GAAP. Accordingly, Adjusted EBITDA should not be used in isolation or as a substitute for other measures of financial performance reported in accordance with US GAAP, such as gross margin, operating income, net income, cash flows from operating, investing and financing activities or other income or cash flow statement data prepared in accordance with US GAAP. While we believe that some of the items excluded from Adjusted EBITDA are not indicative of our core operating results, these items do impact our income statement, and management therefore utilizes Adjusted EBITDA as an operating performance measure in conjunction with US GAAP measures, such as gross margin, operating income, net income, cash flows from operating, investing and financing activities or other income or cash flow statement data prepared in accordance with US GAAP.